Exhibit 10.7

SEMTECH CORPORATION

DIRECTOR STOCK OWNERSHIP GUIDELINES

Consistent with an emphasis on higher standards of corporate governance, the Compensation Committee of the Board of Directors (the “Committee”) of Semtech Corporation, a Delaware corporation (the “Company”), believes that the investment community values stock ownership by directors and that, by holding an equity position in the Company, directors demonstrate their commitment to and belief in the long-term profitability of the Company. Accordingly, the Committee believes that ownership of Company stock by directors should be encouraged.

Covered Individuals

These Director Stock Ownership Guidelines (these “Guidelines”) apply to the Company’s directors who are not employed by the Company or one of its subsidiaries (each, a “Director”).

Target Ownership

Each Director should seek to acquire and maintain a level of ownership of Company common stock that has a fair market value equal to three times the Director’s annual cash retainer. For purposes of these guidelines, the annual retainer shall include the additional annual cash retainer paid to the Chairman of the Board for services in this position but shall not include any additional retainer paid for participation on any committee of the Board of Directors or for serving as Chairman of any such committee, any meeting fees, or any non-cash compensation. Each Director should work toward achieving this level of ownership with the objective of meeting the Guidelines within four years of becoming subject to these Guidelines. Once a Director has achieved the target level of stock ownership, the Director will be deemed to have met this guideline and need not acquire any further stock ownership regardless of any change in the annual cash retainer amount paid to the director or any change in the fair market value of any stock owned by the director at the time the director has met this guideline.

Implementation

For purposes of determining whether the above ownership target is satisfied, the following sources of stock ownership will be included:

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shares of Company common stock purchased by the Director on the open market or acquired and held upon exercise of stock options and/or after the vesting of any Company restricted stock or similar awards;

•	shares of Company common stock owned directly by the spouse or minor children of the Director, if the spouse or minor children reside with the Director;

•	restricted shares of Company common stock granted to the Director by the Company, whether or not vested;

•	stock units granted by the Company, whether or not vested and whether or not payable in stock or cash of equivalent value; and

•	shares of Company common stock held in a trust established for estate and/or tax planning purposes that is revocable by the Director and/or the spouse of the Director.

For purposes of determining whether the ownership target is satisfied, shares underlying any unexercised outstanding option, whether or not vested, will not be included.

Other Important Information

Directors are also subject to applicable federal and state laws and Company policy restricting trading on material non-public or “inside” information. These laws and rules may also limit the ability of a Director to buy or sell shares from time to time. Affiliates of the Company may also be subject to reporting obligations and potential matching liability under Section 16 of the Securities Exchange Act of 1934. Any resales of Company shares by an affiliate must typically be made in accordance with the volume, manner of sale, notice and other requirements of SEC Rule 144. Compliance with these Guidelines is in addition to, not in lieu of, compliance with any other applicable laws or Company policies.

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